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                                                             December ___ , 2001

State Street Research & Management Company
One Financial Center
Boston, MA  02111

        Re:      Advisory Agreement dated June 30, 1999 by and
                 between State Street Research & Management Company
                 and State Street Research Institutional Funds (the "Agreement")
                 ---------------------------------------------------------------

Ladies and Gentlemen:

        Pursuant to Section 1(b) of the Agreement, State Street Research Institutional Funds (the "Company") hereby notifies you that it has created two new series of shares, namely, the "State Street Research Institutional Concentrated International Equity Fund" and the "State Street Research Institutional Large Cap Analyst Fund" (each a "New Fund", and together the "New Funds"), with respect to which the Company desires that you serve as investment advisor under the terms of the Agreement. The fee for investment management services will be paid monthly by each New Fund and computed on the basis of the average daily net asset value of such Fund for such calendar month at the annual rate of 0.70% for the State Street Research Institutional Concentrated International Equity Fund, and at the annual rate of 0.45% for the State Street Research Institutional Large Cap Analyst Fund.

         If you agree to so serve as investment advisor for each New Fund, kindly sign and return to the Company the enclosed counterpart hereof, whereupon each New Fund shall be deemed a "Fund" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement between the Company and you in accordance with its terms.

                                   Very truly yours,

                                   STATE STREET RESEARCH INSTITUTIONAL FUNDS


                                   By__________________________________
                                     Name:
                                     Title:


The foregoing is hereby
accepted and agreed.


STATE STREET RESEARCH & MANAGEMENT COMPANY

By__________________________________
  Name:
  Title: